                                                                    Exhibit 99.1

                             Command Systems, Inc.

                   Audited Consolidated Financial Statements

                     Years ended December 31, 2000 and 1999



                                    Contents

Report of Independent Auditors................................    1

Audited Consolidated Financial Statements

Consolidated Balance Sheets...................................    2
Consolidated Statements of Operations.........................    4
Consolidated Statements of Stockholders' Equity...............    5
Consolidated Statements of Cash Flows.........................    6
Notes to Consolidated Financial Statements....................    8

                         Report of Independent Auditors

The Board of Directors and Stockholders
Command Systems, Inc.

We have audited the accompanying consolidated balance sheets of Command Systems, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Command Systems, Inc. at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                                    /s/ Ernst & Young LLP

Hartford, Connecticut
January 19, 2001, except for Note 15, as to which the date is January 26, 2001

                             Command Systems, Inc.

                          Consolidated Balance Sheets


                                                                                    December 31
                                                                               2000             1999
                                                                           -----------------------------
Assets
Current assets:
 Cash and cash equivalents                                                 $ 9,388,972       $ 3,900,751
 Marketable securities                                                       6,968,288        14,347,828
 Accounts receivable, net of allowance for doubtful accounts
  of $330,000 and $500,000 in 2000 and 1999                                  4,729,291         3,490,764
 Prepaid expenses and other assets                                             230,351           197,112
 Income taxes recoverable                                                                        402,528
                                                                           -----------------------------
Total current assets                                                        21,316,902        22,338,983

Equipment and improvements:
 Furniture and equipment                                                     2,661,497         2,906,685
 Leasehold improvements                                                        949,307         1,005,486
                                                                           -----------------------------
                                                                             3,610,804         3,912,171

 Less accumulated depreciation and amortization                             (2,544,031)       (2,342,874)
                                                                           -----------------------------
Net equipment and improvements                                               1,066,773         1,569,297

Other assets:
 Goodwill, net of accumulated amortization of $1,436,020 and
  $931,427 in 2000 and 1999                                                  5,552,648         6,057,241

 Deposits                                                                      428,874           454,712
 Other non-current assets                                                      186,300            48,310
                                                                           $28,551,497       $30,468,543
                                                                           =============================

                                                                                      December 31
                                                                                2000              1999
                                                                           --------------------------------
Liabilities and stockholders' equity
Current liabilities:
 Accounts payable                                                          $     742,540      $     608,125
 Accrued transaction costs                                                       970,000
 Accrued payroll and related costs                                               987,260            843,188
 Accrued warranty                                                                270,603            270,603
 Deferred revenue                                                                 15,108            209,815
 Accrued other expenses                                                        1,106,105          1,181,252
                                                                           --------------------------------
Total liabilities                                                              4,091,616          3,112,983

Stockholders' equity:
 Common stock, 25,000,000 shares authorized, $0.01 par
   value; 7,657,926 and 7,656,750 shares issued and
   outstanding in 2000 and 1999                                                   34,830             34,818
 Additional paid in capital                                                   33,403,468         33,400,480
 Accumulated deficit                                                          (8,450,861)        (5,600,105)
 Accumulated other comprehensive loss:
   Foreign currency translation adjustments                                     (519,202)          (380,838)
   Unrealized loss on marketable securities                                       (8,354)           (98,795)
                                                                           --------------------------------
Total stockholders' equity                                                    24,459,881         27,355,560

                                                                           --------------------------------
 Total liabilities and stockholders' equity                                $  28,551,497      $  30,468,543
                                                                           ================================

See accompanying notes.

                             Command Systems, Inc.

                     Consolidated Statements of Operations


                                                                           Year ended December 31
                                                                     2000            1999             1998
                                                              ------------------------------------------------
Revenue                                                       $   25,490,270   $   27,192,278    $  35,214,586
Cost of revenue                                                   17,652,531       19,820,066       24,527,627
                                                              ------------------------------------------------
Gross profit                                                       7,837,739        7,372,212       10,686,959

Selling, general and administrative                               10,513,209       11,346,573       11,925,572
 expense
Transaction related expenses                                         995,000
Shareholder litigation and related expenses                                                          1,800,000
                                                              ------------------------------------------------
Operating loss                                                    (3,670,470)      (3,974,361)      (3,038,613)

Other:
 Other income                                                         66,123          222,171           86,975
 Interest income                                                     957,681          934,280          907,328
 Interest expense                                                     (4,498)         (24,398)         (40,536)
 Loss on disposal of furniture and
  equipment                                                          (92,091)         (27,975)
                                                              ------------------------------------------------
                                                                     927,215        1,104,078          953,767
                                                              ------------------------------------------------
Loss before income taxes                                          (2,743,255)      (2,870,283)      (2,084,846)

Income tax provision (benefit)                                       107,501           65,753         (317,589)
                                                              ------------------------------------------------
Net loss                                                          (2,850,756)      (2,936,036)      (1,767,257)

Preferred stock dividends and accretion                                                               (260,303)
                                                              ------------------------------------------------
Loss applicable to common stockholders                        $   (2,850,756)  $   (2,936,036)   $  (2,027,560)
                                                              ================================================

Basic and diluted loss per share applicable
 to common stockholders                                       $        (0.37)  $        (0.38)   $       (0.29)
                                                              ================================================

See accompanying notes.

                             Command Systems, Inc.

                Consolidated Statements of Stockholders' Equity


                                                                                        Accumulated
                                                           Additional     Retained         Other
                                      Common     Stock      Paid in       Earnings     Comprehensive
                                   ---------------------
                                      Shares     Amount     Capital       (Deficit)         Loss           Total
                                   --------------------------------------------------------------------------------
Balance at December 31, 1997         4,275,000   $ 1,000                 $  (636,509)      $ (86,905)   $  (722,414)

 Net loss                                                                 (1,767,257)                    (1,767,257)
 Other comprehensive loss:
   Foreign currency translation
    adjustment                                                                              (228,978)      (228,978)
                                                                                                        -----------
 Comprehensive loss                                                                                      (1,996,235)

 Issuance of common stock, net       2,200,000    22,000   $23,188,822                                   23,210,822
 Conversion of preferred stock       1,181,750    11,818    10,211,658                                   10,223,476
 Preferred stock dividends and
  accretion                                                                 (260,303)                      (260,303)
                                   --------------------------------------------------------------------------------
Balance at December 31, 1998         7,656,750    34,818    33,400,480    (2,664,069)       (315,883)    30,455,346

 Net loss                                                                 (2,936,036)                    (2,936,036)
 Other comprehensive loss:
   Foreign currency translation
    adjustment                                                                               (64,955)       (64,955)
   Unrealized losses on marketable
    securities                                                                               (98,795)       (98,795)
                                                                                                        -----------
 Comprehensive loss                                                                                      (3,099,786)
                                   --------------------------------------------------------------------------------
Balance at December 31, 1999         7,656,750    34,818    33,400,480    (5,600,105)       (479,633)    27,355,560

 Net loss                                                                 (2,850,756)                    (2,850,756)
 Other comprehensive loss:
   Foreign currency translation
    adjustment                                                                              (138,364)      (138,364)
   Unrealized gains on marketable
    securities                                                                                90,441         90,441
                                                                                                        -----------
 Comprehensive loss                                                                                      (2,898,679)

 Stock issued for Director
  compensation                           1,176        12         2,988                                        3,000
                                   --------------------------------------------------------------------------------
Balance at December 31, 2000         7,657,926   $34,830   $33,403,468   $(8,450,861)      $(527,556)   $24,459,881
                                   ================================================================================

See accompanying notes.

                             Command Systems, Inc.

                     Consolidated Statements of Cash Flows


                                                                                    Year ended December 31
                                                                           2000              1999              1998
                                                                   -----------------------------------------------------
Cash flows from operating activities
Net loss                                                           $    (2,850,756)     $  (2,936,036)    $   (1,767,257)
Adjustments to reconcile net loss to net cash (used)
 provided by operating activities:
   Depreciation and amortization                                         1,232,674          1,393,133          1,277,727
   Bad debt expense                                                        (40,612)           158,058             82,049
   Realized loss on investments                                                                22,797
   Deferred income taxes                                                                                        (329,946)
   Loss on disposal of equipment                                            92,091             27,975
   Stock compensation expense                                                3,000
   Changes in operating assets and liabilities:
     Accounts receivable                                                (1,204,463)         3,270,334         (2,312,672)
     Prepaid expenses and other assets                                     (37,782)           375,077           (158,312)
     Income taxes recoverable                                              402,528            (37,636)          (364,892)
     Deposits and other noncurrent assets                                 (150,224)            82,705           (131,163)
     Accounts payable, accrued transaction
      costs and accrued expenses                                         1,063,875         (2,383,215)         2,012,446
     Accrued payroll and related costs                                     144,072             52,876            143,359
     Deferred revenue                                                     (194,707)            77,105            (86,834)
                                                                   -----------------------------------------------------
Net cash (used in) provided by operating activities                     (1,540,304)           103,173         (1,635,495)

Cash flows from investing activities
Acquisition of business, net of cash acquired                                                (454,227)
Purchases of equipment and improvements                                   (355,998)          (249,814)        (1,174,339)
Sales of available-for-sale securities                                   7,469,981          7,867,352         10,950,000
Purchases of available-for-sale securities                                                (19,512,355)       (13,774,417)
                                                                   -----------------------------------------------------
Net cash provided by (used in) investing                                 7,113,983        (12,349,044)        (3,998,755)
 activities

                             Command Systems, Inc.,

                                                                                  Year ended December 31
                                                                             2000           1999            1998
                                                                         -------------------------------------------
Cash flows from financing activities
Payments under revolving line of credit                                                                  $  (857,535)
Principal payments of bank loan                                                                             (528,425)
Payment of preferred stock dividend                                                                         (297,641)
Issuance of common stock                                                                                  24,552,000
Cost of issuance of common stock                                                                          (1,341,178)
                                                                         -------------------------------------------
Net cash provided by financing activities                                                                 21,527,221

Effect of exchange rate changes on cash and cash
 equivalents                                                             $   (85,458)   $    (23,127)       (114,909)
                                                                         -------------------------------------------
Increase (decrease) in cash and cash equivalents                           5,488,221     (12,268,998)     15,778,062

Cash and cash equivalents, beginning of year                               3,900,751      16,169,749         391,687
                                                                         -------------------------------------------
Cash and cash equivalents, end of year                                   $ 9,388,972    $  3,900,751    $ 16,169,749
                                                                         ===========================================

Cash paid for
Interest                                                                                                $     40,421
Income taxes                                                             $    52,569    $     91,000         460,017

See accompanying notes.

                             Command Systems, Inc.

                  Notes to Consolidated Financial Statements

                               December 31, 2000


1. Organization

Command Systems, Inc. (the "Company") is an information technology company which provides a wide range of computer consulting services primarily to large financial services organizations.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition and Warranty Costs

Revenue on time-and-materials contracts is recognized as the services are performed. Revenue on fixed-price contracts is recognized using the percentage of completion method based on the labor costs incurred to total estimated labor costs for the contract. Under this method revenue on such contracts is recognized concurrently with cost incurred thereon. The Company bears the risk of cost overruns and inflation with respect to its fixed-price projects. If estimates indicate a probable ultimate loss on a fixed price contract, provision is made at that date for the entire estimated loss. The Company provides for estimated future warranty costs as revenues are recognized.

Revenue from product sales is recognized upon shipment.

Billings in excess of revenue earned are classified as deferred revenue.

Advertising Costs

Advertising costs are expensed as incurred and are included in selling, general and administrative expense. Advertising costs were $84,000, $195,000 and $300,000 in 2000, 1999 and 1998, respectively.

                             Command Systems, Inc.

2. Summary of Significant Accounting Policies (continued)

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences of future years differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is provided against the future benefit of deferred tax assets if it is determined that it is more likely than not that the future tax benefits associated with the deferred tax asset will not be realized (see Note 8).

Foreign Currency Translation

The financial statements of the Company's foreign subsidiaries which have a functional currency other than the U.S. dollar reflect the translation of assets and liabilities into U.S. dollars at current exchange rates with income and expense accounts being translated at average rates of exchange prevailing during the period. The resulting adjustments are recorded as a separate component of accumulated other comprehensive loss. Foreign currency transaction gains and losses are not material and are included in the determination of net loss when incurred.

Cash Equivalents

Highly liquid investments purchased with a maturity of three months or less are considered cash equivalents.

Concentration of Credit Risk

The Company markets its services primarily to the financial services industry. The Company performs periodic credit evaluations of a customer's financial condition and generally does not require collateral. Credit losses have been within management's expectations.

Marketable Securities

Marketable securities are classified as available-for-sale and are available to support current operations or to take advantage of other investment opportunities. Unrealized gains and losses, net of tax, are recorded as a separate component of accumulated other comprehensive loss. Realized gains are included in interest income; realized losses are included in interest expense. The cost of securities sold is based on the specific identification method.

                             Command Systems, Inc.

2. Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short maturity of these items. The fair value of marketable securities is based on quoted market prices for those or similar investments.

Equipment and Improvements

Equipment and improvements are stated at cost. Depreciation on equipment is calculated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the assets.

Goodwill

Goodwill is being amortized using the straight-line method over periods ranging from three to fifteen years. Goodwill amortization was $504,593, $475,071, and $456,356 for 2000, 1999, and 1998, respectively.

Impairment of Long-Lived Assets

Long-lived assets, including goodwill, are reviewed for impairment and written down to fair value whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. At December 31, 2000, no such impairment existed. The Company measures the potential impairment of long-lived assets, including goodwill, by the undiscounted value of expected operating cash flow in relation to the assets to which it applies.

Stock-Based Compensation

During 1997, the Company adopted FAS No. 123, "Accounting for Stock-Based Compensation." This statement defines a fair value based method of accounting for employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, compensation cost is the excess, if any, of the market price of the stock at the grant date over the amount the employee must pay to acquire the stock. The Company has elected to continue to account for awards granted under the Command Systems, Inc. 1997 Employee, Directors and Consultant Stock Plan under APB No. 25.

                             Command Systems, Inc.

2. Summary of Significant Accounting Policies (continued)

Reclassifications

Certain reclassifications have been made to the prior year to conform to the current year presentation.

3. Marketable Securities

The Company invests in only high quality, short-term investments. The Company views its available-for-sale portfolio as available for use in its current operations; therefore, all marketable securities have been classified as current assets. Marketable securities consist of:

                                                        2000
                            -----------------------------------------------------------
                                                Gross          Gross
                                Amortized     Unrealized    Unrealized      Estimated
                                  Cost          Gains         Losses       Fair Value
                            -----------------------------------------------------------
  United States Treasury
     Notes                      $ 6,976,642   $  102,902      $(111,256)    $ 6,968,288

                                                        1999
                            -----------------------------------------------------------
                                                Gross          Gross
                                Amortized     Unrealized    Unrealized      Estimated
                                  Cost          Gains         Losses       Fair Value
                            -----------------------------------------------------------
  United States Treasury
     Notes                      $14,446,623       $31,773     $(130,568)    $14,347,828

There were no gross realized gains or losses in 2000; gross realized losses in 1999 were $22,797.

The following is a summary of contractual maturities:

                                                             Amortized      Estimated
                                                               Cost        Fair Value
                                                           ----------------------------
   Amounts maturing within three months                       $2,550,922     $2,548,806
   Amounts maturing after three months, within one year        4,425,720      4,419,482
                                                           ----------------------------
                                                              $6,976,642     $6,968,288
                                                           ============================

                             Command Systems, Inc.

4. Debt

The Company's revolving line of credit agreement, as amended October 20, 2000, limits borrowings to a maximum of $4,000,000; no amount related thereto is outstanding at December 31, 2000. The agreement expires October 15, 2001 and bears interest at the Bank Rate, as defined, or the London Interbank Offered Rate ("LIBOR") plus 1.75 basis points. Under the terms of the revolving line of credit agreement, the Company is required, among other things, to maintain certain financial ratios and minimum levels of net worth. Borrowings under the line of credit agreement are secured by all the Company's business assets, except for the assets of Command International Software Pvt. ("CIS").

In June 1998, CIS entered into a Funded and Non Funded Credit facility. The Funded Facility provides for a maximum of Rs. 7.5 MM ($176,500) based upon monthly export billings and an overdraft facility of Rs. 0.5MM. The export billing facility is at 10% per annum; the overdraft facility is at an interest rate of prime plus 4%. The Non Funded Facility provides for a letter of credit line in the amount of Rs. 3MM and a guarantee letter of credit line in the amount of Rs. 3MM. The letter of credit facility bears interest at 15% per annum; the guarantee letter of credit facility charge is at the Central Bank of India's internal rate plus 25%. These credit facilities are secured primarily by accounts receivable and a lien on the fixed assets of CIS; no amounts related thereto were outstanding at December 31, 2000.

5. Stockholders' Equity

The Company made its initial public offering on March 12, 1998, pursuant to an effective registration statement covering 2,400,000 shares of $0.01 par value common stock (of which 300,000 shares were sold by certain shareholders) plus an additional 360,000 shares for an over-allotment option granted to the underwriters. Shortly before the effective date, the size of the offering was increased by 300,000 shares plus an additional 45,000 shares to increase the over-allotment option. The additional 345,000 shares were sold by the Company (100,000 shares) and selling stockholders (245,000 shares). All of these shares were sold at the public offering price of $12.00 per share.

Of the 3,105,000 shares sold in the initial public offering, 2,760,000 shares were properly registered, but the remaining 345,000 shares were not registered. Persons who had purchased unregistered shares in the initial public offering had rescission rights under the Securities Act of 1933. However, the Company has been released from any liability for rescission by terms of the judgement entered by the court on August 11, 1999, in the purported consolidated class action discussed in Note 13.

                             Command Systems, Inc.

5. Stockholders' Equity (continued)

On August 26, 1997, the Company issued 100 shares of its Series A redeemable convertible preferred stock to Phoenix Home Life Mutual Insurance Co. ("Phoenix"). The Series A redeemable convertible preferred stock had a liquidation preference of $2,186,137 and had a dividend requirement of 10% per annum which accrued on a cumulative basis. Accrued and unpaid dividends amounted to $75,474 at December 31, 1997. These shares were convertible at any time into 522,500 shares of the Company's common stock and were redeemable by Phoenix after July 31, 1999.

On December 31, 1997, the Company issued 100 shares of Series B redeemable convertible preferred stock to Phoenix. The Series B redeemable convertible preferred stock had a liquidation preference of $8,000,000 and had a dividend requirement of 10% per annum which accrued on a cumulative basis. These shares were convertible at any time into 659,250 shares of the Company's common stock.

Simultaneously with the initial public offering, Phoenix exchanged its 200 shares of Series A and B redeemable convertible preferred stock for 1,181,750 shares of common stock. Dividends accrued during the period and previously unamortized offering expenses were recognized as a reduction to net income for 1998. The Company paid preferred stock dividends in 1998 of $298,000 from the initial public offering proceeds.

The Company has authorized 4,999,800 shares of $.01 par value undesignated preferred stock. The Board of Directors of the Company is authorized to establish, among other things, the rate of dividends payable, redemption rights and voting rights prior to issuance.

                             Command Systems, Inc.

6. Stock Options

In August 1997, the Company created the Command Systems, Inc. 1997 Employee, Director and Consultant Stock Plan (the "Plan"). The Company reserved 427,500 shares of its common stock for issuance under the Plan. Options granted under the Plan generally have a five year term and generally vest in increments of 20% on the anniversary of the date of grant. During 2000, the shareholders approved an amendment to the Plan, increasing the number of shares which may by issued thereunder to 927,500.

                                   2000                     1999                     1998
                        ---------------------------------------------------------------------------
                                       Weighted                 Weighted                  Weighted
                                        Average                  Average                  Average
                                       Exercise                 Exercise                  Exercise
                           Options       Price      Options       Price      Options       Price
                         ---------------------------------------------------------------------------
Outstanding,
 beginning of year          423,625        $ 6.55    214,400        $ 7.32     150,550       $ 6.96

Granted                     344,572          3.06    255,000          1.75      94,175         7.80
Forfeited                   (40,296)         3.99    (45,775)         7.41     (30,325)        7.03
                        ---------------------------------------------------------------------------
Outstanding, end of
 year                       727,901        $ 3.53    423,625        $ 3.96     214,400       $ 7.32
                        ===========================================================================

Exercisable, end of
 year                       182,925        $ 5.68    104,380        $ 6.55      76,465       $ 5.89
                        ===========================================================================

Options outstanding at December 31, 2000 had exercise prices as follows: 267,500 options at $1.75, 1,000 options at $1.78, 2,500 options at $2.19, 800 options at $2.75, 6,990 options at $2.81, 13,350 options at $3.13, 284,466 options at
$3.16, 56,500 options at $4.00, 77,295 options at $9.00, and 17,500 options at
$12.00. The weighted average remaining contractual life of these options is 3.6 years.

                             Command Systems, Inc.

6. Stock options (continued)

If compensation costs for the Company's stock-based compensation plans had been determined based on the fair value at the grant dates for 2000, 1999 and 1998 consistent with the method prescribed by FAS No. 123, the Company's net loss applicable to common stockholders and loss per share would have been adjusted to the pro forma amounts indicated below:

                                                   2000             1999             1998
                                          -----------------------------------------------
Net loss applicable to
 common stockholders       As reported      $(2,850,756)     $(2,936,036)     $(2,027,560)
                           Pro forma         (3,045,111)      (3,048,954)      (2,185,807)
Basic and diluted loss
 per share                 As reported      $     (0.37)     $     (0.38)     $     (0.29)
                           Pro forma        $     (0.40)     $     (0.40)     $     (0.31)

The fair value of each stock option grant was estimated using a Black-Scholes option valuation model with the following weighted-average assumptions:

                                                 2000       1999       1998
                                             ------------------------------
Risk free interest rate                             6%         6%         6%
Expected volatility                             105.4%      81.5%      68.5%
Expected option life                                5          5          5
Dividend yield                                      0%         0%         0%

The risk-free interest rate is based on short-term treasury bill rates. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                             Command Systems, Inc.

7. Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share:

                                                 2000             1999             1998
                                           -----------------------------------------------
Numerator:
 Net loss                                    $(2,850,756)     $(2,936,036)     $(1,767,257)
 Preferred stock dividends and accretion                                          (260,303)
                                         -------------------------------------------------
 Numerator for basic and diluted
  loss per share-loss applicable
  to common stockholders                      (2,850,756)      (2,936,036)      (2,027,560)

Denominator:
 Weighted-average shares
  outstanding for basic and
  diluted loss per share                       7,656,848        7,656,750        7,017,937
                                         -------------------------------------------------
Basic and diluted loss per share
 applicable to common stockholders           $     (0.37)     $     (0.38)     $     (0.29)
                                         =================================================

Options to purchase 727,901, 423,625 and 214,400 shares of the Company's common stock in 2000, 1999 and 1998, respectively, and 1,181,750 shares of the Company's common stock issuable upon the conversion of the Series A and B redeemable convertible preferred stock in 1998 were not included in the computation of diluted earnings per share because the effect of their inclusion would be antidilutive.

                             Command Systems, Inc.

8. Income Taxes

Components of the income tax provision (benefit) for income taxes follow:

                                                Year ended December 31
                                               2000          1999          1998
                                     ------------------------------------------
Current:
  Federal                                                             $ (66,440)
  State                                    $ 39,951       $51,500        78,814
  Foreign                                    67,550        14,253
                                     ------------------------------------------

Total current                               107,501        65,753        12,374

Deferred:
  Federal                                                              (305,991)
  State                                                                 (23,972)
  Foreign
                                     ------------------------------------------
Total deferred                                                         (329,963)
                                     ------------------------------------------
Total provision (benefit)                  $107,501       $65,753     $(317,589)
                                     ==========================================

The effective income tax rate differed from the federal statutory rate for the following reasons:

                                                         Year ended December 31
                                                         2000    1999     1998
                                                    ---------------------------

Federal statutory rate                                 (34.0)%  (34.0)%  (34.0)%
State income taxes, net of federal benefit               0.7     (2.2)    (3.6)
Transaction costs and other capital items               25.4
Foreign (profits) and losses not subject to tax          7.6      8.2    (15.4)
Goodwill                                                 6.3      5.3      7.4
Other                                                    2.7      1.7      2.2
Valuation allowance                                     (4.8)    23.2     28.2
                                                    ---------------------------
Effective income tax rate                                3.9%     2.2%   (15.2)%
                                                    ===========================

                             Command Systems, Inc.

8. Income Taxes (continued)

Significant components of the Company's deferred income tax assets and (liabilities) are as follows:

                                                             December 31
                                                            2000        1999
                                                      ----------------------
Deferred tax assets:
 Federal and state net operating loss                 $  862,541  $1,095,952
  carryforwards
 Allowance for doubtful accounts                         129,090     199,073
 Equipment and improvements                               31,137
 Accrued warranty, legal and other                       155,780     271,297
 Accrued wages                                            17,633      33,881
 Unrealized gains                                          7,736      34,806
                                                      ----------------------
                                                       1,203,917   1,635,009

Deferred tax liabilities:
 Tax effect of conversion from S Corporation to
  C Corporation, related primarily to
  accounting method change                                          (212,552)
 Equipment and improvements                                          (19,274)
 Cash to accrual conversions                             (65,943)   (134,174)
                                                      ----------------------
                                                         (65,943)   (366,000)
                                                      ----------------------
Net deferred income tax asset                          1,137,974   1,269,009

Less valuation allowance                               1,137,974   1,269,009
                                                      ----------------------
Net deferred income tax asset (liability)             $        -  $        -
                                                      ======================

The Company has net operating loss ("NOL") carryforwards for federal and state tax purposes of approximately $2,100,000 and $3,200,000 respectively at December 31, 2000 and $2,700,000 and $2,800,000 for federal and state tax purposes at December 31, 1999 that expire through 2019. The valuation allowance decreased by $131,035 during 2000 and increased by $681,830 during 1999.

                             Command Systems, Inc.

8.  Income Taxes (continued)

Under Indian tax laws CIS's export income is fully exempt from income tax. The exemption is available for a period of 10 years from the year in which it commenced business (exemption period March 31, 1997 through March 31, 2006). The foreign income tax provision in 1999 and 2000 relates to income from sources other than export of software (e.g. interest income, rental income). Command International Holdings LLC ("CIH") is also eligible for certain tax exemptions under the laws of Mauritius. As a result of such exemptions, no deferred tax asset or liability is recognized. During 2000, 1999 and 1998, (loss) income of the Company's foreign subsidiaries before minority interest which is exempt from income taxes was $(768,053), $(708,930) and $943,104, respectively.

Undistributed foreign earnings of approximately $221,000 and $704,000 at December 31, 2000 and December 31, 1999, respectively are considered to be indefinitely reinvested. Accordingly, no provision for U.S. federal and state income taxes has been provided thereon, nor is it practicable to determine the amount. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes.

9.  Related Party Transactions

The Company provides various information technology services to Phoenix; revenues related thereto were $1,177,000, $1,690,000 and $2,165,000 for 2000,
1999 and 1998, respectively. At December 31, 2000 and 1999, receivables from Phoenix approximated $128,000 and $199,000, respectively.

10. Leases

The Company has non-cancelable long-term operating leases for various office facilities and equipment.

Rent expense under operating leases was $841,477, $795,887 and $618,425 in 2000, 1999 and 1998, respectively.

                             Command Systems, Inc.

10. Leases (continued)

Future minimum lease payments at December 31, 2000 for these non-cancelable operating leases, net of minimum rentals to be received under noncancelable subleases of $312,579 and $344,514 in 2001 and 2002, respectively, follow:

          2001                                              $  478,781
          2002                                                 368,504
          2003                                                 417,249
          2004                                                 324,552
          2005                                                 243,414
                                                          ------------
                                                            $1,832,500
                                                          ============

The Company is required to maintain security deposits for office space rented in Bangalore, India; amounts related thereto were $374,893 and $403,402 at December 31, 2000 and 1999, respectively.

11.  Reportable Segments

The Company operates in one industry segment - providing a wide range of computer consulting services to large financial services organizations primarily in North America. The Company operates in two geographic areas; the United States and India. The accounting policies of each geographic area are substantially the same as those described in Note 2.

                                United States       India        Elimination     Consolidated
                              ----------------------------------------------------------------
     2000
     Revenue                      $25,266,757      $1,110,589     $  (887,076)     $25,490,270
     Operating (loss)              (3,136,076)       (534,394)                      (3,670,470)
     Identifiable assets           26,284,309       2,267,188                       28,551,497

     1999
     Revenue                       27,049,120       1,064,274        (921,116)      27,192,278
     Operating (loss)              (3,025,487)       (948,874)                      (3,974,361)
     Identifiable assets           27,698,022       2,770,521                       30,468,543

     1998
     Revenue                       35,214,586       3,942,217      (3,942,217)      35,214,586
     Operating (loss) income       (3,863,899)        825,286                       (3,038,613)
     Identifiable assets           31,004,269       4,643,422                       35,647,691

                             Command Systems, Inc.

11. Reportable Segments (continued)

For the year ended December 31, 2000, two customers accounted for approximately 18% and 15% of revenue. For the year ended December 31, 1999, two customers accounted for approximately 16% and 12% of revenue. For the year ended December 31, 1998, two customers accounted for approximately 15% and 10% of revenue.

The following table sets forth the revenue percentages by line of business:

                                                   Year ended December 31
                                              2000          1999          1998
                                            ----------------------------------

       Staff augmentation                       64%           68%           57%
       Year 2000                                 1            14            27
       Software and hardware                     1             2            10
       Projects                                 34            15             5
       Other                                                   1             1
                                            ----------------------------------
       Total                                   100%          100%          100%
                                            ==================================

12. Acquisition

On August 1, 1999, the Company acquired 100% of the outstanding stock of Nova Technology, Inc. (Nova), a privately owned Oracle IT consulting, systems integration and custom software application developer for approximately $454,000. The acquisition has been accounted for as a purchase; accordingly, the excess of the purchase price over the fair value of the net assets acquired has been recorded as goodwill and is being amortized on a straight line basis over three years. The results of operations of Nova are included in the accompanying financial statements from the date of acquisition. This acquisition did not materially effect the financial statements of the Company in 1999 nor would it have materially effected the financial statements of prior periods had the results of its operations been included in them.

Concurrent with the acquisition, the Company entered into employment agreements with the former shareholders of Nova. The agreements, which are for a period of four years, provide for specific salary levels and additional incentive bonuses that are contingent upon the Nova business achieving certain performance criteria; performance based payments were $173,522 in 2000.

                             Command Systems, Inc.

13. Legal Proceedings

On or about May 6, 1998, plaintiffs Don M. Doney, Jr. and Madelyn J. McCabe filed a lawsuit in the United States District Court for the Southern District of New York. The lawsuit was filed against the Company, certain of its officers and directors (Edward G. Caputo, Stephen L. Willcox, Robert B. Dixon, John J.C. Herndon, James M. Oates and Joseph D. Sargent) and the managing underwriters of the initial public offering (Cowen & Company and Volpe Brown Whelan & Company
LLC). On or about June 22, 1998, the same plaintiffs amended their complaint in the lawsuit they had filed with the United States District Court for the Southern District of New York. On or about May 8, 1998, another plaintiff, Chaile B. Steinberg, filed a new lawsuit against the same defendants in the same court. On or about June 26, 1998, named plaintiff Michael Makinen, filed a lawsuit in the same court against the same defendants. Each of the plaintiffs purported to represent a class consisting of purchasers of common stock pursuant to the initial public offering. These lawsuits were consolidated into one lawsuit by order of the United States District Court for the Southern District of New York. Consequently, the plaintiffs filed a consolidated complaint named In Re Command Systems, Inc. Securities Litigation on September 30, 1998, seeking to represent a class of purchasers of common stock from March 12, 1998, the date of the initial public offering, through April 29, 1998. The consolidated complaint alleged that the defendants violated the Securities Act of 1933 in that the Company failed to properly register 345,000 shares of common stock that were sold in the initial public offering, and consequently the defendants sold unregistered securities to the public, and the prospectus for the initial public offering contained untrue statements of material fact and omitted to state other facts necessary to make the statements made in the prospectus not misleading with respect to the unregistered shares, the Company's business strategy and other matters.

The plaintiffs sought rescission of the sales of the shares in the initial public offering and unspecified damages, including rescissionary damages, interest, costs and fees. On May 20, 1999, a definitive settlement agreement (the "Stipulation of Settlement" or "Stipulation") was executed by the parties via their counsel. Pursuant to the terms of the Stipulation, the parties agreed to a total payment from the Company to the plaintiffs of $5.75 million in cash plus accrued interest, minus approved attorneys' fees and related expenses. The $5.75 million accumulated interest as of June 11, 1999, the date of the preliminary court approval of the Stipulation of Settlement. The court entered a judgment approving this settlement on August 11, 1999, which became final and no longer subject to appeal on September 10, 1999. On September 10, 1999 the settlement fund was also established. The Company may also be responsible for certain legal fees and related expenses incurred in connection with the litigation. The Company recognized a charge to operations of $1.8 million in the fourth quarter of 1998 for costs of the settlement and related expenses.

                             Command Systems, Inc.

13. Legal Proceedings (continued)

Of the $5.75 million deposited in the settlement fund established September 10, 1999 by the Company, the Company has been reimbursed for all but $1.65 million. This reimbursement came in part from the Company's insurance carrier and the rest pursuant to the indemnification agreement with the Company's former counsel in the initial public offering.

In the settlement, the members of the class represented by plaintiffs gave up their right to assert individual claims against the Company or its underwriters, based on their purchase of the Company's common stock in the initial public offering and in the open market during the period from March 12, 1998 through April 29, 1998. In return for this concession, class members became entitled to share pro rata in the $5.75 million cash settlement fund, plus interest, minus approved attorneys' fees and related expenses. No class member chose not to participate in, or to "opt-out" of, the settlement.

14. Risks and Uncertainties of Doing Business

Many of the Company's engagements involve projects that are critical to the operations of its customers' businesses and provide benefits that may be difficult to quantify. Any failure in a customer's system could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. Although the Company attempts to limit contractually its liability for damages arising from errors, mistakes or omissions in rendering its information technology services, there can be no assurance that the limitations of liability set forth in its services contracts will be enforceable in all instances or would otherwise protect the Company from liability for damages. Although the Company maintains general liability insurance coverage, including coverage for errors or omissions in the amount of $5.0 million, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against the Company that exceed available insurance coverage, or changes in the Company's insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect the Company's business, financial condition and results of operations.

                             Command Systems, Inc.

15. Subsequent Event

On January 26, 2001, the Company announced that it had signed an agreement and Plan of Merger (the Agreement) with ICICI Infotech Inc. (ICICI) whereby the Company would be acquired by ICICI. Under the terms of the Agreement, which was approved by the Boards of Directors of both companies, ICICI will commence an all cash tender offer for all the Company's common shares outstanding at $5.00 per share. Under certain circumstances, the Company may terminate the Agreement. In the event the Company terminates the Agreement, it would be required to pay a termination fee of approximately $3,400,000 to ICICI, plus out-of-pocket expenses not to exceed $950,000. The Company's primary shareholders, who own approximately 59% of the outstanding shares, have signed a Stock Tender Agreement with ICICI to sell their shares at $5.00 per share. Completion of the acquisition is expected to occur by the end of the first quarter. In connection with the transaction, the Company has incurred investment banking, legal, accounting and other related costs; $995,000 related thereto was charged to operations in 2000.